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As filed with the Securities and Exchange Commission on October 1, 2001

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Registration No. 333-62484

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM SB-2 - THIRD AMENDMENT

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REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______GEOCOM RESOURCES INC.______
(Exact name of registrant as specified in its charter)

NEVADA	1381	98-0349734
(State of incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)
GEOCOM RESOURCES INC. 1030 W. Georgia Street, Suite 1208 Vancouver, BC, Canada V6E 2Y3 (604) 662-7900___________________ (Address, Zip Code and Telephone Number of Principal Executive Offices)	Robert Paul Turner, Esq. Sutton Law Center 699B Sierra Rose Drive Reno, Nevada 89511 (775) 824-0300____________________ (Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Securities To Be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Amount of Registration Fee [1]
Common Stock:	2,000,000	$0.10	$200,000	$100

[1] Estimated solely for purposes of calculation the registration fee pursuant to Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

Prospectus

GEOCOM RESOURCES INC.

SHARES OF COMMON STOCK

No Minimum - 2,000,000 Maximum

Prior to this offering, there has been no public market for the common stock.

We are offering up to a total of 2,000,000 shares of common stock. The offering price is $0.10 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

Talal Yassin, one of our officers and directors, will be the only person offering or selling our shares.

Investing in our common stock involves certain risks. See "Risk Factors" starting at page 6.
	Price Per Share	Maximum Aggregate Offering Price	Maximum Proceeds to Us
Common Stock	$0.10	$200,000	$150,000

There is no minimum number of shares that has to be sold in this offering. Because there is no minimum number of shares that has to be sold in this offering, there is no assurance that we will achieve the proceeds level described in the above table. If we do not raise at least $100,000 in this offering we will not be able to continue with our proposed operations and we will go out of business. If we go out of business, investors will lose their entire investment.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________, 2001.

SUMMARY OF OUR OFFERING

This summary provides an overview of selected information contained in this prospectus. It does not contain all the information you should consider before making a decision to purchase the shares we are offering. You should very carefully and thoroughly read the more detailed information in this prospectus, and particularly the Risk Factors section, review our financial statements and review all other information that is incorporated by reference in this prospectus.

Summary Information About Our Company

We are a development stage oil and gas exploration company. We have no properties or business operations. We acquired a 5% working interest in a farm-out agreement in respect of the exploration and development of certain oil and gas interests located in California known as the Coalinga Nose Prospect. To date we have paid a total of $72,060 in respect of this interest. This amount completed our acquisition and exercise of the option to participate in the project and included our proportionate share of costs in respect the initial test well. We have additional and ongoing obligations to pay our proportionate share of costs in respect of the initial test well and any subsequent wells on the Prospect. We are entitled to participate in any revenues arising from any oil or natural gas discovered on the Prospect only if we continue to pay our proportionate share of drilling and completion costs. See the "Business" section for a more detailed description of our proposed plan for continuing participation in the Coalinga Nose Prospect.

On May 4, 2001 we issued a total of 5,000,000 shares of common stock to Talal Yassin, Andrew B. Stewart and Lawford Duprés, our officers and directors, pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

Our administrative office is located at 1030 W. Georgia St., Suite 1208, Vancouver, British Columbia, Canada V6E 2Y3, telephone (604) 662-7900 and our registered statutory office is located at Suite 880 - 50 West Liberty Street, Reno, Nevada, 89501. Our fiscal year end is June 30.

The Offering

Following is a brief summary of this offering. Please see the "Plan of Distribution; Terms of the offering" in this prospectus for a more detailed description of the terms of the offering.

Securities being offered	Up to 2,000,000 shares of common stock, par value $0.00001
Offering price per share	$0.10
Offering period	The shares are being offered for a period not to exceed 90 days, unless extended by our board of directors for an additional 90 days.
Maximum possible net proceeds to our company	Up to $150,000
Use of proceeds	We will use the proceeds to pay for offering expenses and to pay our proportionate share of ongoing costs in respect of the Coalinga Nose Prospect. See "Use of Proceeds."
Number of shares outstanding Before the offering	5,000,000
Maximum possible number of shares outstanding After the offering	7,000,000

We will sell the shares in this offering through Talal Yassin, one of our officers and directors. Mr. Yassin intends to offer the shares through advertisements and investment meetings and to friends of our officers and directors.

There is no minimum number of shares that have to be sold in this offering and the shares will be sold on a best efforts basis only. If we do not raise at least $100,000 in this offering we will not be able to continue with our proposed operations and we will go out of business. If we go out of business, investors will lose their entire investment.

We are not listed for trading on any exchange or an automated quotation system. Because we are not listed for trading on any exchange or automated quotation system, you may not be able to resell your shares.

RISK FACTORS

Please consider the following risk factors before deciding to invest in the common stock.

RISKS ASSOCIATED WITH OUR COMPANY:

1. Our auditors have issued a going concern opinion because we may not be able to achieve our objectives and we may have to suspend or cease our proposed operations entirely.

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Our auditors have issued a going concern opinion. This means that there is doubt that we can continue with our proposed business operations for the next twelve months. We believe that if we do not raise at least $100,000 from our offering, we may have to suspend or cease operations within four months.

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2. We have no operating history and have maintained losses since inception which we expect to continue into the future.

We were incorporated in June 2000 and only just recently acquired a 5% working interest in respect of the Coalinga Nose Prospect in California. We have not realized any revenues to date. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $375,173. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

the results of the exploration on the Coalinga Nose Prospect the performance of all parties to the participation option agreement as contracted our ability to acquire, explore and develop profitable oil and gas properties or interests our ability to generate ongoing revenues

our ability to reduce exploration and development costs

our ability to compete with more established oil and gas exploration companies

Based upon our proposed plans, we expect to incur operating losses in future periods. This will happen because there are costs and expenses associated with the research, exploration and development of oil and gas properties. We may fail to generate revenues in the future. Failure to generate revenues will cause us to go out of business.

3. Coalinga Nose Prospect~~,~~ has no known oil or gas reserves. Oil or gas may not ever be discovered on the Prospect, and even if oil or gas is discovered, production may not be profitable.

The Coalinga Nose Prospect has no known oil or natural gas reserves. The companies currently exploring the prospect have not identified any oil or natural gas on the property and they may never find any oil or natural gas. Even if they find that there is oil or natural gas on the prospect, they may be unable to recover the oil or natural gas. Even if oil or natural gas is recovered, we may not be able to make a profit from our very limited participation option.

4. We do not own any property on which to explore for oil and natural gas and unless we are able to continually acquire ~~any~~ property or interests that profitably produce oil gas our business will fail.

We do not own any property on which to explore for oil and natural gas. If the Coalinga Nose Prospect does not profitably produce oil or gas and we are unable to acquire any property or other participation interests that profitably produce oil or gas our business will fail and you will lose your entire investment. We may never be able to acquire any property or any other interests. Even if we do acquire our own property we may never be able to explore for oil and gas. Even if we do explore for oil and gas, we may never discover any oil or gas. Even if we discover oil or gas, we may still never make a profit. Even if we acquire other participation interests they may not profitably produce any oil or gas. If we are unable to continually locate and acquire new properties or interests that produce oil and natural gas our business will fail because the volume of production from oil and natural gas reserves declines as reserves are depleted.

5. If no oil or gas reserves are found and developed by the companies exploring the Coalinga Nose Prospect and we are unable to acquire other participation interests that produce oil or natural gas then you will lose your investment.

Our success depends on the success of the companies exploring the Coalinga Nose Prospect locating and developing oil or natural gas reserves on the Prospect. If they are unable to find an oil or natural gas reserve containing oil or natural gas or they cannot develop the oil or gas reserve, either because they do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment. If we are unable to acquire other interests that produce oil or natural gas you will lose your investment.

6. If we do not raise at least $100,000 in this offering we will be unable to continue our proposed operations and you will lose all your investment. The risk that you could lose all of your investment increases with any shortfall of the $200,000 maximum amount that we are trying to raise.

Because we are a very small company with limited capital, we require the proceeds from this offering to pay our proportionate share of costs in respect of our 5% working interest on the Coalinga Nose Prospect. We must raise at least $100,000 in this offering to be able to pay our offering expenses, pay our estimated final costs in respect of the initial test well and participate in at least one subsequent well on the Prospect. If it turns out that we have not raised enough money to pay our proportionate costs in respect of the initial test well or subsequent wells on the Prospect, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease operations. In particular, if we are unable to pay our offering expenses and our remaining share of costs in respect of the initial test well we will go out of business and you will lose your investment. If we are unable to pay our proportionate share of costs in respect of any and all subsequent wells drilled on the Prospect we will not be able to participate in any revenues arising from them. If we are unable to participate in any revenues arising from wells drilled on the Prospect we will go out of business and you will lose your entire investment.

Even if we raise the entire $200,000 maximum amount we are trying to raise in this offering you could lose all of your investment if we do not have enough money to implement and complete our proposed business operations. The risk that you could lose all of your investment increases with any shortfall of the $200,000 maximum amount that we are trying to raise in this offering. Your risk increases because if we raise less money it would be more likely that we will not have sufficient funds to implement or complete our proposed business operations. We will close this offering in 90 days even if the amount we raise only a nominal amount and we will not refund any money we raise. We need a minimum of $50,000 to cover our estimated offering expenses. We may not even be able to raise this amount. If we are not able to raise sufficient funds to cover our estimated operating expenses and implement and complete our proposed business operations we will go out of business and you will lose your entire investment.

7. Our company's success is materially dependent on the use of seismic survey data and exploratory drilling activities.

The success of our proposed business materially depends on successful use of three and four-dimensional seismic surveying data. Although we believe that the proper use of seismic data will increase the probability of successful exploratory drilling and reduce costs through the elimination of prospects that might otherwise be drilled we may be wrong. Even with the proper use seismic data, exploratory drilling is a highly speculative activity. Even when fully utilized and properly interpreted, seismic data can only assist geoscientists in identifying subsurface structures and does not enable a determination as to whether hydrocarbons are present. The use of seismic data and other advanced technologies is expensive and requires greater pre-drilling expenditures than traditional drilling strategies. We could incur losses as result of such increased expenditures.

The success of our proposed business materially depends on successful exploratory drilling. Exploratory drilling involves many risks, including the most fundamental risk that no oil or natural gas is discovered. Other risks include unexpected drilling conditions, such as pressure or irregularities in surface formations, equipment failures, accidents and adverse weather conditions. There are also substantial costs for exploratory drilling. The success of our current and future projects will depend on our ability to minimize costs for successful exploratory drilling. If we are unsuccessful in this, we may go out of business.

8. Even if we locate oil or natural gas, our success will be substantially dependent upon the prevailing prices of oil and natural gas.

Even if oil or natural gas is discovered on the Coalinga Nose Prospect or on any future interest we may acquire, our success is substantially dependent upon the prevailing price of oil and natural gas. Oil and natural gas prices are extremely volatile and subject to wide fluctuations in response to relatively minor changes in supply and demand, market uncertainty and a variety of additional factors beyond our control. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulation, the price and availability of alternative fuels, political conditions in the Middle East, the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions. It is impossible for us to predict future oil and natural gas price movements. If the prices of oil and gas decline, this may harm our business.

9. Because we are small and do not have much capital~~,~~ we must limit our exploration and development. This may prevent us from realizing any revenues and you may lose your investment as a result.

Because we are small and do not have much capital, we must limit the time and money we expend on exploration and development of interests that we may acquire. In particular, we will not:

devote the time we would like to exploring any property or interest which we acquire.

spend as much money as we would like to exploring any property or interest which we acquire.

rent the quality of equipment we would like to have for exploration.

have the number of people working on any property or interest that we acquire that we would like to have.

By limiting our operations, it will take longer to generate revenues to us and for you to realize any profit on your investment. If we do not discover oil or gas, you will not realize anything on your investment. There are other larger exploration companies that could and probably would spend more time and money in exploring any property that we may acquire.

10. If we do not have access to all of the equipment, supplies, materials and services needed, we may have to suspend our operations as a result. If we have to suspend operations this may harm our business.

Competition and unforeseen limited sources of supplies in the industry may result in occasional spot shortages of equipment, supplies and materials. In particular, we may experience possible unavailability of drilling rigs, drill pipe as well as materials and services used in oil and natural gas drilling. Such unavailability could result in increased costs and delays to our operations. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

11. Our business is subject to the normal operating risks common to companies engaged in oil and natural gas operations. If one of more of these risks materialize this may result in substantial financial harm to our company.

Our business is subject to many operational risks common to oil and gas exploration companies. These risks include hazards such as well blowouts, craterings, explosions, uncontrollable flows of oil, fires, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards. We may elect not to obtain insurance in respect of these risks if we believe the cost of doing so is excessive and, in accordance with industry practice, many of our contractors may also elect not to obtain insurance against some of these risks. The occurrence of a risk not fully covered by insurance could severely harm our financial situation.

12. The success of our business will require that we keep up with technological advancements in the oil and gas industry. If we are unable implement new technologies we will be unable to compete and our business will fail.

The oil and gas industry is characterized by rapid and significant technological advances. If our competitors use or develop new technologies that we do not have we will be forced, at significant cost to our company, to implement the same new technologies or suffer a competitive disadvantage. We may not be able to respond to these competitive pressures and we may be unable to implement new technologies on a timely basis or at an acceptable cost to our business. If we are unable to implement and utilize the most advanced commercially available technology in a cost efficient manner our business will fail.

13. Our business is regulated by various government laws and regulations. Compliance with these laws and regulations is onerous and costly.

Our business is subject to many federal, state and local government laws and regulations which are subject to frequent change in response to political and economic conditions. We are unable to predict the ultimate cost of compliance with these requirements or their affect on our operations. Matters regulated include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells and unitization and pooling of properties and taxation. Regulations may also impose price controls and limitations on production so as to conserve oil and gas supplies. Environmental and health laws regulate production, handling, storage, transportation and disposal of oil and natural gas, by-products from crude oil and natural gas and other substances and materials produced or used in connection with crude oil and natural gas operations. We must comply with all of these applicable laws and regulations as failure to do so would subject our company to substantial potential liability. Compliance with these laws and regulations will be onerous and costly.

14. We are completely relying on the performance of other companies to carry out the exploration and development of the Coalinga Nose Prospect and if those companies fail to perform as expected we may not make any profit and you may lose your entire investment.

In our current project we are completely relying upon the skill and performance of other companies to carry out the exploration and development of the Coalinga Nose Prospect. The companies may not perform according to industry standards or meet our expectations. The companies may fail to properly use seismic data and exploratory drilling, use proper tools and equipment, take adequate safety measures, obtain insurance and comply with all applicable laws and regulations. If the companies on whom we rely fail to perform as expected or according to industry standards then we may not make any profit and you may lose all of your investment.

15. Our officers and directors lack experience in oil and gas explorations and will be devoting only a fraction of their professional time to our activities. If our estimates related to expenditures are erroneous our business will fail and you will lose your entire investment.

Our officers and directors have little or no direct experience in the management or operation of oil or gas explorations. Only one of our directors, Lawford Duprés, has any experience within the oil and gas industry but will be devoting only approximately 1% of his professional time to our operations. Our other current directors and officers, Talal Yassin and Andrew Stewart, have no experience in oil and gas explorations and will be devoting only approximately 5% of their professional time to our operations. Our management's lack of experience may make us more vulnerable than others companies to certain risks, and it may also cause us to be more vulnerable to business risks associated with errors in judgment that could have been prevented by more experienced management. In particular, if management's estimates of expenditures are erroneous our business will fail and you will lose your entire investment. Our management's lack of previous experience may harm our operations or cause us to go out of business.

16. Because our directors have foreign addresses this may create potential difficulties relating to service of process in the event that you wish to serve them with legal documents.

None of our current directors and officers have resident addresses in the United States. Two of our directors and officers, Talal Yassin and Andrew Stewart, are resident in Canada. Our other director, Lawford Duprés, is resident in the West Indies. Because all of our directors and officers have foreign addresses this may create potential difficulties relating to the service of legal or other documents on any of them in the event that you wish to serve them with legal documents.

17. We owe one of our officers and directors a substantial amount of money that he is entitled to demand at any time and if he demands repayment of the amount we owe him it may compromise our business operations and you could lose your entire investment.

Our President, Talal Yassin, has loaned us a total of $80,173. The amount consists of $22,500 paid by Mr. Yassin to acquire the 5% working interest in the Coalinga Nose Prospect. This interest was assigned by to our company by Mr. Yassin in exchange for a first promissory payable note to him in the amount of $22,500 plus interest. In addition, the total loan amount from Mr. Yassin to our company consists of $49,560 that was paid by Mr. Yassin on behalf of our company in respect of our company's obligation to pay its proportionate share of costs of its 5% working interest in the Coalinga Nose Prospect and to exercise its option in respect of that interest. This amount was paid in exchange for a second promissory note payable to Mr. Yassin in the amount of $49,560 plus interest. In addition, our company has incurred professional and administrative expenses of $8,113 that were paid by Mr. Yassin on behalf of the company in exchange for two additional promissory notes in the respective amounts of $4,043 and $4,070 plus interest. Under the terms of the promissory notes Mr. Yassin is entitled to demand repayment at any time. If Mr. Yassin demands repayment of the money owed to him before we are in a position to pay it this may harm our proposed business operations and new investors may lose their investment.

18. We may conduct further offerings in the future in which case your shareholdings will be diluted.

We may conduct further offerings in the future to finance our current project or to finance subsequent projects that we decide to undertake. If we decide to raise money or conduct further offerings in the future your shareholdings will be diluted.

RISKS ASSOCIATED WITH THIS OFFERING:

19. There is no minimum number of shares that must be sold and we will not refund any funds to you.

There is no minimum number of shares that must be sold in this offering, even if we raise a nominal amount of money. Any money we receive will be immediately appropriated by us. We may not raise enough money to pay costs associated with our working interest in the Coalinga Nose Prospect. No money will be refunded to you under any circum stances.

20. Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty in reselling your shares and may cause the price of the shares to decline.

Our shares qualify as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale to you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

21. Because Messrs. Yassin, Stewart and Duprés will own more than 50% of the outstanding shares after this offering, they will be able to decide who will be the directors and you may not be able to elect any directors.

Even if we sell all 2,000,000 shares of common stock in this offering, Messrs. Yassin, Stewart and Duprés will still own 5,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, Messrs. Yassin, Stewart and Duprés will be able to elect all of our directors and control our operations.

22. You are risking up to $200,000 to fund our proposed operations. If our proposed operations fail for any reason, you will lose your entire investment.

You will be providing up to $200,000 to fund our proposed operations. Since you are providing all of the cash for our proposed operations, if we cease our proposed operations for any reason, you will lose your entire investment.

23. Messrs. Yassin, Stewart and Duprés' control prevents you from causing a change in the course of our operations.

Because Messrs. Yassin, Stewart and Duprés will control us after the offering, regardless of the number of shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

24. There is no public trading market for our common stock, so you may be unable to sell your shares.

There is currently no public trading market for our common stock. A market may never develop for our common stock. If a market does not develop, it will be very difficult, if not impossible for you to resell your shares.

25. Sales of common stock by our officers and directors will likely cause the market price for the common stock to drop.

A total of 5,000,000 shares of stock were issued to our three officers and directors. They paid an average price of $0.056 per share. Subject to the restrictions described under "Future Sales by Existing Stockholders" on page 32 of this prospectus, they will likely sell a portion of their stock if the market price goes above $0.10. If they do sell there stock into the market, the sales may cause the market price of the stock to drop.

CAUTIONARY STATEMENT REGARDING FORWARDING-LOOKING STATEMENTS

Some discussions in this prospectus may contain forward-looking statements that involve risks and uncertainties. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this prospectus. Such factors include, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this prospectus. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events.

USE OF PROCEEDS

The net proceeds to us after deducting offering expenses of $50,000 will be $150,000 if all of the shares are sold. The first $50,000 raised will be used for offering expenses. We will use the net proceeds as follows:

Amount raised:	$50,000	$100,000	$150,000	$200,000

Allocation
Offering expenses	$50,000	$50,000	$50,000	$50,000
Our estimated proportionate share of costs on the Coalinga Nose Prospect	$0	$45,000	$95,000	$145,000
Working capital	$0	$5,000	$5,000	$5,000

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Our estimated proportionate share of costs on the Coalinga Nose Prospect are the expenditures we plan to make in connection with our 5% working interest in respect of the initial well and subsequent wells on the Prospect. To acquire and exercise our 5% working interest in respect of the initial test well on Pool A of the Prospect, and to cover our proportionate share of costs in respect of this, we paid a total of $72,560. We anticipate our remaining costs in respect of the initial test well on Pool A to be approximately $15,000 for completion. This estimate is based on our 5% share of the completion costs of $300,000. We expect to participate in at least one subsequent well drilled in Pool A on the Prospect. We anticipate our costs to be approximately $35,000 per well, including all drilling and completion costs. This estimate is based on our net 3.75% proportionate share of costs for subsequent wells drilled in Pool A and estimated drilling and completion costs of $900,000 per well. This amount is based on the costs we have paid in respect of our proportionate interest in the initial test well. If the initial test well on Pool A is successful, we also expect to participate in a second test well on Pool B. We anticipate our costs for the second test well on Pool B to be approximately $17,500, including drilling and completion costs. This estimate is based on our net 2.5% proportionate share of costs for the test well on Pool B and estimated drilling and completion costs of $900,000 per well. We also expect to participate in at least one subsequent well drilled on Pool B, for which we expect our proportionate share of costs to be $17,500 per well, including drilling and completion costs. We arrived at the cost estimates for subsequent wells drilled on the Prospect on the basis of the costs actually incurred by all parties in connection with the initial test well on the Prospect.

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Please see "Risk Factors" starting at page 6 and, in particular, see Risk Factor number 16 regarding our management's lack of experience in oil and gas explorations.

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If we raise less than $100,000 in this offering we will not be able to continue with our proposed operations. If we raise $100,000 we expect that we will be able to pay our offering expenses, pay the final costs associated with the initial test well and to participate in one more well on Pool A of the Prospect. If we raise $150,000 we will be able to pay our offering expenses, pay our final costs in respect of the initial test well and participate in two subsequent wells on Pool A. Depending upon the result of the initial test well on Pool A, we may also be able to participate in the test well on Pool B. If we raise $200,000 we will be able to pay our offering expenses, pay our final costs in respect of the initial test well, participate in two subsequent wells on Pool A, and participate in the test well on Pool B and at least one subsequent well on Pool B. The expenditures include costs for drilling and completion of the wells. We are not going to spend any sums of money or pay any more costs of our proportionate share for the drilling of subsequent wells on the Coalinga Nose Prospect until this offering is completed.

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Working capital is the cost related to operating our office. We estimate that $5,000 of working capital will last our company one year. The amount includes sufficient funds for one year's worth of rent under our sublease agreement with Alpha Beta Developments Ltd. Our monthly rent is $350 and includes telephone and utilities, printing, faxing, high-speed Internet service, and the shared use of secretarial services two days per week. We have allocated the remaining $800 of working capital for miscellaneous administrative expenses such as office supplies, postage and delivery charges that we may incur during the year.

We have allocated a wide range of money to pay the costs of our proportionate share for the drilling of subsequent wells on the Coalinga Nose Prospect. That is because we do not know how much will ultimately be needed to fund these costs. If the operator of the project is successful in finding oil or gas costs of exploring will then cease. We may incur proportionate costs in development of any reserves which are discovered. On the other hand, if the operator of our project does not immediately find oil or gas, they will continue to explore. If we have to continue to explore for oil and natural gas, the costs of exploration will increase.

While we currently intend to use the proceeds of this offering substantially in the manner set forth above, we reserve the right to reassess and reassign such use if, in the judgment of our board of directors, such changes are necessary or advisable. At present, no material changes are contemplated. Should there be any material changes in the above projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the same.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

our lack of operating history

the proceeds to be raised by the offering

the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders our relative cash requirements

the price we believe a purchaser is willing to pay for our stock

See "Plan of Distribution; Terms of the Offering."

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

"Dilution" represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. "Net tangible book value" is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares new investors purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of May 4, 2001, the net tangible book value of our shares of common stock was a deficit of ($97,673) or a deficit of approximately (0.02) per share based upon 5,000,000 shares outstanding.

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 7,000,000 shares to be outstanding will be $102,327, or approximately $0.01 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.03 per share without any additional investment on their part. New investors will incur an immediate dilution from $0.10 per share to $0.01 per share.

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 6,500,000 shares to be outstanding will be $52,327, or approximately $0.01 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.03 per share without any additional investment on their part. New investors will incur an immediate dilution from $0.10 per share to $0.01 per share.

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 6,000,000 shares to be outstanding will be $2,327, or approximately NIL per share. The net tangible book value of the shares held by our existing stockholders will be increased by 0.2 per share without any additional investment on their part. New investors will incur an immediate dilution from $0.10 per share to NIL per share.

Upon completion of this offering, in the event 25% of the shares are sold, the net tangible book value of the 5,500,000 shares to be outstanding will be a deficit of ($47,673), or a deficit of approximately (0.01) per share. The net tangible book value of the shares held by our existing stockholders will be increased by 0.01 per share without any additional investment on their part. New investors will incur an immediate dilution from $0.10 per share to a deficit of approximately (0.01) per share.

After completion of this offering, if 2,000,000 shares are sold, new investors will own approximately 29% of the total number of shares then outstanding for which new investors will have made a cash investment of $200,000, or $0.10 per share. Our existing stockholders will own approximately 71% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or assets, totalling $277,500, or approximately $0.056 per share.

After completion of this offering, if 1,500,000 shares are sold, new investors will own approximately 23% of the total number of shares then outstanding for which new investors will have made a cash investment of $150,000, or $0.10 per share. Our existing stockholders will own approximately 77% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or assets, totalling $277,500, or approximately $0.056 per share.

After completion of this offering, if 1,000,000 shares are sold, new investors will own approximately 17% of the total number of shares then outstanding for which new investors will have made a cash investment of $100,000, or $0.10 per share. Our existing stockholders will own approximately 71% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or assets, totalling $277,500, or approximately $0.056 per share.

After completion of this offering, if 500,000 shares are sold, new investors will own approximately 9% of the total number of shares then outstanding for which new investors will have made a cash investment of $50,000, or $0.10 per share. Our existing stockholders will own approximately 91% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or assets, totalling $277,500, or approximately $0.056 per share.

The following table compares the differences of new investors' investment in our shares with the investment of our existing stockholders.

EXISTING STOCKHOLDERS
Price per share	$0.056
Net tangible book value per share before offering	($0.02)
Net tangible book value per share after offering	$0.01
Increase to present stockholders in net tangible book value per share after offering	$0.03
Capital contributions	$277,500
Number of shares outstanding before the offering	5,000,000
Number of shares after offering held by existing stockholders	5,000,000
Percentage of ownership after offering	71%

PURCHASERS OF SHARES IN THIS OFFERING IF ALL SHARES SOLD
Price per share	$0.10
Dilution per share	$0.09
Capital contributions	$200,000
Number of shares after offering held by public investors	2,000,000
Percentage of ownership after offering	29%

PURCHASERS OF SHARES IN THIS OFFERING IF 75% OF SHARES SOLD
Price per share	$0.10
Dilution per share	$0.09
Capital contributions	$150,000
Number of shares after offering held by public investors	1,500,000
Percentage of ownership after offering	23%

PURCHASERS OF SHARES IN THIS OFFERING IF 50% OF SHARES SOLD
Price per share	$0.10
Dilution per share	$0.10
Capital contributions	$100,000
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	17%

PURCHASERS OF SHARES IN THIS OFFERING IF 25% OF SHARES SOLD
Price per share	$0.10
Dilution per share	$0.11
Capital contributions	$50,000
Number of shares after offering held by public investors	500,000
Percentage of ownership after offering	9%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

The offering price is $0.10 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days if we choose to do so.

There is no minimum number of shares that must be sold in this offering. Any money we receive will be immediately appropriated by us for the uses set forth in the Use of Proceeds section of this prospectus. No funds will be placed in an escrow account during the offering period and no money will be returned once the subscription has been accepted by us.

We will sell the shares in this offering through Talal Yassin, one of our officers and directors. Mr. Yassin will contact individuals and corporations with whom has an existing or past pre-existing business or personal relationship and will attempt to sell them our common stock. Mr. Yassin will receive no commission from the sale of any shares. Mr. Yassin will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1. The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3. The person is not at the time of their participation, an associated person of a broker-dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Yassin has not sold and will not sell our securities during the periods described, except pursuant to this offering. Mr. Yassin is not subject to disqualification, is not being compensated, and is not associated with a broker-dealer. Mr. Yassin is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. Mr. Yassin has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation. Mr. Yassin intends to contact persons with whom he had a past or has a current personal or business relationship and solicit them to invest in this offering.

Only after the SEC declares our registration statement effective, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and in a possible investment in the offering.

Offering Period and Expiration Date

This offering will commence on the date of this prospectus and continue for a period of 90 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must:

execute and deliver a subscription agreement;

deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "GEOCOM RESOURCES INC."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Regulation M

Our officers and directors will not be purchasing any of the shares of common stock offered by us in this offering. We and our distribution participants will comply with the provisions of Regulation M. Other than the foregoing, no consideration has been given to the compliance of Regulation M of the Exchange Act. Regulation M is intended to preclude manipulative conduct by persons with an interest in the outcome of an offering, while easing regulatory burdens on offering participants.

BUSINESS

General

The company was incorporated in the State of Nevada on June 19, 2000 under the name Commerce Direct Inc. No business was ever commenced under the name Commerce Direct Inc. nor was the Initial List of Officers and Directors filed with the Nevada Secretary of State. On April 23, 2001 we changed our name from Commerce Direct Inc. to Geocom Resources Inc., filed our Initial List of Officers and Directors appointing our current management team, and commenced our operations. We maintain our statutory registered agent's office at Suite 880 - 50 West Liberty Street, Reno, Nevada, 89501 and our business office is located at 1030 West Georgia Street, Suite 1208, Vancouver, British Columbia, Canada V6E 4Y3. Our telephone number is (604) 662-7900. Our offices are leased from Alpha Beta Developments Inc. on a month-to-month basis and our monthly rental is $350.

Background

On May 4, 2001 we acquired an option to participate in a 5% working interest in a farmout/participation agreement with Brothers Oil and Gas Inc. ("Brothers") in respect of the exploration of certain oil and natural gas interests in the state of California referred to as the Coalinga Nose Prospect. We acquired the option by way of an assignment from Talal Yassin, our current President and a member of the board of directors, in exchange for a demand promissory note in the amount of $22,500 plus interest payable to Mr. Yassin. Pursuant to the terms of the participation agreement, we were required to make a final payment of $49,560 to Brothers by May 24, 2001 to exercise our option. Our President, Talal Yassin, paid this amount on our behalf in exchange for a demand promissory note in the amount of $49,560 plus interest. The option entitles us to participate, as described below, in any revenues that may be generated if oil or natural gas are discovered on the prospect. We intend to use the funds raised in this offering, if any, to acquire, explore and develop our own oil and gas interests. We have not yet acquired any of our own property or implemented our own program of exploration.

Current Project - The Coalinga Nose Prospect

Our first and current project involves the participation option we acquired on May 4, 2001 in respect of the Coalinga Nose Prospect. Greka, AM, Inc. ("Greka"), Nahama Natural Gas Company ("Nahama") and George Froley ("Froley") are the owners of certain oil and gas leases, divided into Blocks 1 and 2, covering the lands in Fresno County, California known as the Coalinga Nose Prospect. Production Specialties Co. ("Production") entered into a joint operating agreement with Greka, Nahama and Froley, dated January 1, 2001, whereby Production obtained a 100% working interest and a 100% net revenue interest less applicable landowner royalties covering the prospect. Production entered into a letter agreement with Brothers Oil and Gas Inc. and Olympic Resources (Arizona) Ltd. ("Olympic") whereby Production farmed out to Brothers and Olympic 100% of Production's interest in the prospect on the basis that, among other things: (a) Production would retain a 2% overriding royalty interest on all revenue earned by the working interest held by Brothers and Olympic, (b) Brothers and Olympic would each respectively agree to assume 50% of Production's interest less the 2% overriding royalty, (c) Brothers and Olympic would agree to retain a further 3% overriding royalty to be held equally by them, (d) Brothers and Olympic would farm out their interests to third parties but that any farmout which retained interests over and above the Production 2%, the Brothers 1.5% and the Olympic 1.5% would be retained by the farmor exclusively, and (d) Brothers and Olympic would agree to be bound by the joint operating agreement between Greka, Nahama and Production.

On May 1, 2001 Talal Yassin, one of our directors and our current President, acquired an option to participate in a 5% working interest in a farmout in respect of the prospect from Brothers upon his payment of $22,500. On May 4, 2001 we acquired that option to participate by way of an assignment from Mr. Yassin in exchange for a demand promissory note in the amount of $22,500 plus interest. Pursuant to the terms of the participation agreement, we were required to make a final payment of $49,560 to Brothers by May 24, 2001 to exercise our option. Our President, Talal Yassin, paid this amount on our behalf in exchange for a demand promissory note in the amount of $49,560 plus interest. The option entitles us to participate in any revenues that may be generated if oil or natural gas are discovered on the prospect. On the initial test well on the Block 1 leases, the farmees pay 100% of the cost of the initial test well to earn 74% net revenue before payout and 56.25% after payout. On subsequent wells on Block 1, the farmees earn 56.25% before and after payout. On Block 2 leases, the farmees pay 50% working interest to earn 37.5% net revenue interest.

For the initial test well on Block 1, the net revenues to us will be 5% of the 74% net revenue before payout of all parties' working interest expenditures, or 3.75%. After payout our net interest will be 5% of the 56.25% net revenue after payout of all parties' working interest expenditures, or 2.815%. For all subsequent wells on Block 1, the net revenues to us will be 5% of the 56.25% net revenue before and after payout of working interest expenditures, or 2.915%. For all wells on Block 2, the net revenues to us will be 5% of 37.5% net revenue before and after payout of working interest expenditures, or 1.875%.

Location of and Description of Prospect

The following information concerning the location and description of the Coalinga Nose Prospect is based upon the information which we have received, whether directly or indirectly, from Brothers, Production, Nahama and/or Greka.

The Coalinga Nose Prospect is a cretaceous gas prospect located in Bakersfield in Fresno County, California. The prospect area consists of 5,000 acres of leased land and is located less than one mile southeast of the East Coalinga Extension. The prospect is also less than one mile northwest of the Kettleman Hills Field.

Approximately $2,000,000 has been spent on the land including a 3-dimensional seismic survey shot in 1997 covering 16 square miles including the prospect area. The companies exploring the prospect will be targeting the Cretaceous Brown Mt. Sand in which only one well has ever been tested within the seismic shoot area which occurred in 1942. This well had significant gas shows. A shell well drilled 3 miles northwest of the seismic shoot area had oil production on a Cretaceous formation test. The Brown Mt. Sand has produced 2.4 million barrels of oil 6 miles to the northwest of the prospect area in what is referred to as "Oil City." Since the Oil City oil field was discovered in the late 1890's, no records of gas production were kept as natural gas was vented and not a valuable commodity at that time. The prospect is also on the same anticlinal trend as Kettleman Hills Field located directly southeast of the prospect area.

The prospect is to be tested with a 13,000 foot test well which will be located one mile to the northwest and 500 feet up dip of the 1942 well within the best amplitude response for this fault block.

Drilling of the initial test well commenced on July 9, 2001. It is anticipated that the drilling and completion of the initial test well will take up to 2 months. We cannot determine the precise timing of our ongoing payments for exploration costs. We have an ongoing obligation to pay our proportionate share of costs and these costs are payable whenever we receive a cash call from Production Specialties, the operator of the project.

The exploration of this prospect is an aggressive undertaking and we may not ever discover any oil or natural gas.

Employees and Employment Agreements

At present, we have no employees, other than Messrs. Yassin, Stewart and Duprés, our officers and directors, who were compensated in shares for their services. Messrs. Yassin, Stewart and Duprés, do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to any employees.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

We are a start-up, exploration stage company and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that our auditors believe there is doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we are thinly capitalized and our founders have not made a commitment of financial support to meet our obligations. This is also because we have not generated any revenues and no revenues are anticipated unless and until oil or natural gas is discovered on a property in which we have an interest. Accordingly, we must raise cash from sources other than the sale of oil or natural gas. That cash must be raised from other sources. Our only other source for cash at this time is investments by others in our company. We must raise cash in order to implement our project and stay in business.

In order to meet our need for cash we are attempting to raise money from this offering. There is no assurance that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise, will be applied first to our offering expenses and then to pay ongoing our proportionate share of costs in respect of the Coalinga Nose Prospect. If we do not raise all of the money we need from this offering, we will have to find alternative sources, such as a second public offering, a private placement of securities, or loans from our officers or others. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely.

We are not going to buy or sell any equipment. We do not expect a change in our number of employees.

Limited Operating History; Need for Additional Capital

There is no historical financial information about our company upon which to base an evaluation of our performance. We are a start-up exploration company and have not generated any revenues from our proposed operations so far. We may not be successful in our proposed business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration and/or development of our interests, and possible cost overruns due to price and cost increases in services.

We are seeking equity financing in this current offering in order pay our ongoing proportionate share of costs in respect of our 5% working interest on the Coalinga Nose Prospect. We expect these costs to be as follows. We expect to pay an additional $15,000 for completion costs in respect of the initial test well. If we are unable to make this payment we lose our entitlement to participation in any revenues arising from the initial test well. In addition, we intend to participate in at least one subsequent well on Pool A of the Prospect. We expect to pay approximately $35,000 for participation in each subsequent well on Pool A. We also expect to participate in a second test well on Pool B for which we anticipate the costs to be approximately $17,500 in total. We also expect to participate in at least one subsequent well drilled on Pool B and we expect our proportionate share of costs to be $17,500 per well, including for drilling and completion costs.

We have no assurance that future financing will be available to us on acceptable terms. If such financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

RESULTS OF OPERATIONS

From Incorporation on June 19, 2000

We are a start-up oil an gas exploration company. We do not own any oil or natural gas properties. On May 1, 2001 Talal Yassin, one of our directors and our current President, acquired a 5% working interest in a farm-out agreement from Brothers Oil & Gas Inc. in respect of the Coalinga Nose Prospect~~.~~ for $22,500. On May 4, 2001 we acquired that option by way of an assignment from Mr. Yassin in exchange for a demand promissory note in the amount of $22,500 plus interest. Pursuant to the terms of the participation agreement, we were required to make a final payment of $49,560 to Brothers by May 24, 2001 which amount would exercise our option and fund our proportionate share of the dry well costs in respect of the initial test well on Pool A. Our President, Talal Yassin, paid this amount on our behalf in exchange for a demand promissory note in the amount of $49,560 plus interest. The option entitles us to participate in any revenues that may be generated if oil or natural gas are discovered on the initial test well on the Prospect.

We have additional and ongoing obligations to pay our proportionate share of costs in respect of our 5% working interest. In respect of the initial test well on Pool A, we anticipate an obligation for us to pay an additional $15,000 for completion costs. This estimate is based on our 5% share of the completion costs of $300,000. We expect that we will have no further payment to entitle us to share in any revenues arising from the initial test well. We expect to participate in at least one subsequent well drilled in Pool A on the Prospect and anticipate the costs to be approximately $35,000 per well. We anticipate our costs to be approximately $35,000 per well, including all drilling and completion costs. This estimate is based on our net 3.75% proportionate share of costs for subsequent wells drilled in Pool A and estimated drilling and completion costs of $900,000 per well. This amount is based on the costs we have paid in respect of our proportionate interest in the initial test well. If the initial test well on Pool A is successful, we expect to participate in a second test well on Pool B and we anticipate the costs for the second test well on Pool B to be approximately $17,500 in total. This estimate is based on our net 2.5% proportionate share of costs for the test well on Pool B and estimated drilling and completion costs of $900,000 per well. We expect to participate in at least one subsequent well drilled on Pool B and we expect our proportionate share of costs to be $17,500 per well, including for drilling and completion costs.

Please see "Risk Factors" starting at page 6 and, in particular, see Risk Factor number 16 regarding our management's lack of experience in oil and gas explorations.

On the initial test well on the Block 1 leases, the farmees pay 100% of the cost of the initial test well to earn 74% net revenue before payout and 56.25% after payout. This means that for Block 1, the net revenues to us will be 5% of the 74% net revenue before payout of all parties' working interest expenditures, or 3.75%. After payout our net interest will be 5% of the 56.25% net revenue after payout of all parties' working interest expenditures, or 2.815%. On subsequent wells on Block 1, farmees earn 56.25% before and after payout. This means that for subsequent wells on Block 1, the net revenues to us will be 5% of 56.25% before and after payout, or 2.815%. On Block 2 leases, farmees pay 50% of the costs to earn 50% net revenue before payout and 37.5% after payout. This means that for Block 2, the net revenues to us will be 5% of the 50% net revenue before payout of all parties' working interest expenditures, or 2.5%. After payout our net interest will be 5% of the 37.5% net revenue after payout of all parties' working interest expenditures, or 1.875%.

Since inception, we have used our common stock to raise money, for corporate expenses and to repay outstanding indebtedness. Net cash provided by debt and equity financing activities from inception on June 19, 2000 to May 4, 2001 was $102,673 as a result of proceeds received from short-term loans and advances.

On May 4, 2001 we paid our officers a total of $275,000 in non-cash compensation by issuing them a total of 2,500,000 shares of common stock at a price of $0.11 per share. Mr. Yassin received $110,000 in non-cash compensation by the issuance of 1,000,000 shares of common stock at a price of $0.11 per share. Mr. Stewart also received $110,000 in non-cash compensation by the issuance of 1,000,000 shares of common stock at a price of $0.11 per share. Mr. Duprés received $55,000 in non-cash compensation by the issuance of 500,000 shares of common stock at a price of $0.11 per share. The officers received this non-cash compensation in lieu of any salary for the year. These officers will receive no other compensation for the year, even after this offering is complete.

On May 4, 2001 we entered into a consulting agreement with Mr. Stewart for his provision of legal advice and services in respect of this offering in exchange for the payment of $20,000 which is to be made on completion of this offering.

Liquidity and Capital Resources

As of the date of this registration statement, we have yet to generate any revenues from our business operations.

We issued 5,000,000 shares of common stock through a Section 4(2) offering on May 4, 2001. This was accounted for as a compensation expense of $275,000 and cash of $2,500.

Our material commitments for capital expenditures include offering expenses in the estimated amount of $50,000. We require funds from this offering to pay all of these costs. However, any administrative or other costs such as legal and accounting fees, rent, printing, phone services and so forth which must be paid prior to completion of this offering will be paid by Mr. Yassin in the form of short-term advances on behalf of the company.

Our remaining material commitments for capital expenditures are the ongoing costs in respect of our 5% working interest in the Coalinga Nose Prospect. We need proceeds from this offering to pay these ongoing costs. We anticipate needing $15,000 to pay for completion costs in respect of the initial test well on the Prospect. If we cannot pay this amount we will not be entitled to participate in any revenues arising from the initial test well and we will go out of business. We expect to incur costs of approximately $35,000 per well for subsequent wells drilled on Pool A of the Prospect. We expect to incur costs of approximately $17,500 per well for subsequent wells drilled on Pool B. We require proceeds from this offering to pay for these costs and if we are not able to pay our proportionate share of costs as required we will not be able to participate in any revenues arising from these subsequent wells on the Prospect.

We cannot determine the precise timing of our ongoing payments for exploration costs. We have an ongoing obligation to pay our proportionate share of costs and these costs are payable whenever we receive a cash call from Production Specialties, the operator of the project.

If we do not raise at least $100,000 in this offering we will not be able to continue any proposed operations and we will go out of business. Please see the "Risk Factors" number 6.

As of May 4, 2001, our total assets were $2,500 and our total liabilities were $100,173.

MANAGEMENT

Officers and Directors

Each of our directors is elected by the Stockholders to a term of one (1) year and serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, addresses, ages and positions of our present officers and directors are set forth below:

Name and Address:	Age:	Position(s):
Talal Yassin 1325 Cammeray Rd. West Vancouver, BC Canada, V7S 2N2	28	President, Treasurer, Chief Financial Officer and member of the Board of Directors
Andrew B. Stewart 3301 - 1009 Expo Blvd. Vancouver, BC Canada, V6Z 2V9	29	Secretary, Corporate Finance Officer and member of the Board of Directors
Lawford Duprés 24 Westvale Ave. Glencoe Trinidad & Tobago, WI	63	Chief Technical Officer and member of the Board of Directors

The persons named above have held their offices/positions and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

Talal Yassin been our President, Treasurer, Chief Financial Officer and a member of our board of directors since the inception of our business. Mr. Yassin has devoted approximately 5% of his professional time to our business and intends to continue to devote this amount of time in the future.

Since January 2001 Mr. Yassin has been the President and Chief Executive Officer of Universco Broadband Networks Inc., a British Columbia company providing broadband wireless communications services.

Since September 2000 Mr. Yassin has been a director of Info Touch Technologies Corp. (IFT:CDNX).

Since May 2000 Mr. Yassin has been a director and the Chief Financial Officer of Cora Capital Corp. (COD:CDNX), a CDNX Capital Pool Company the principal business of which is to find and acquire a promising business or asset. Cora is currently undergoing a merger transaction with Global American Technology Corporation, a private New Jersey company in the wireless communications industry.

Since January 2000 Mr. Yassin has been involved with the inception and financing of Transmeridian Corp., the parent company of Realestatetours.com., a Vancouver based company offering web services and marketing tools to real estate brokers.

Since 1996 Mr. Yassin has been the Vice President of Development and a director of Alpha Beta Developments Ltd., a private Vancouver based real estate development company, where he is involved in numerous aspects of the real estate and development business, including acquisitions, financing, construction and marketing.

In 1996 Mr. Yassin obtained his Bachelor of Arts Degree from Simon Fraser University, British Columbia.

Mr. Yassin is fluent in Arabic and Greek and has developed substantial contacts in the land and development industry inside and outside of North America.

Andrew B. Stewart has been our Secretary, Corporate Finance Officer and a member of our board of directors since the inception of our business. Mr. Stewart has devoted approximately 5% of his professional time to our business and intends to continue to devote this amount of time in the future.

Mr. Stewart is a practicing corporate finance lawyer in Vancouver, British Columbia where he specializes in corporate and securities law.

Since April 2001 Mr. Stewart has been the President and a director of Gusana Explorations Inc., a Vancouver based mining corporation.

Since January 2001 Mr. Stewart has been the Secretary and a director of Universco Broadband Networks Inc., a British Columbia company providing broadband wireless communications services.

From November 2000 to May 2001 Mr. Stewart practiced as a corporate and securities lawyer with Catalyst Corporate Finance Lawyers, in Vancouver, British Columbia.

From May 1999 to November 2000 Mr. Stewart practiced as a tax attorney with Thorsteinssons, Tax Lawyers, in Vancouver, British Columbia, where he assisted clients with a variety of corporate tax planning, compliance and litigation matters.

In 1998 Mr. Stewart obtained his Master of Laws from the University of Cambridge, England.

Since 1998 Mr. Stewart has been a member of the British Columbia Bar, the Canadian Bar Association, British Columbia Bar Association.

In 1997 Mr. Stewart obtained his Bachelor of Laws from the University of Alberta (Silver Medal) with Distinction.

Between 1996 and 1998 Mr. Stewart worked at a Vancouver commercial litigation firm, Hordo, Ross & Bennett.

In 1994 Mr. Stewart obtained his Bachelor of Arts from the University of British Columbia.

Lawford Duprés has been our Chief Technical Officer and a member of the board of directors since the inception of our business. Mr. Duprés has devoted approximately 1% of his professional time to our business and intends to continue to devote this amount of time in the future.

Born in Trinidad & Tobago, Mr. Duprés has thirty-four years of international experience in the Petroleum industry.

Since 1998 Mr. Duprés has been the Executive Director of the Trinidad & Tobago Bureau of Standards where he manages a staff of 185 employees engaged in the development and enforcement of standards within the manufacturing and service sectors.

From 1997 to 1998 Mr. Duprés was the President, Chief Executive Officer and managing director of the state owned Petroleum Company of Trinidad and Tobago (now Petronin). Mr. Duprés was responsible for overall company performance and the implementation of a strategic plan, targeting cost reductions, increased refinery throughputs, reorganization of corporate structure and realignment of service functions for improved efficiency and accountability, which he developed with the assistance of a major U.S. consultant. Mr. Duprés spearheaded the development of significant engineering capability within Petronin to design and implement major corporate capital works, computer based systems and new standards/specifications for its engineering division. Mr. Duprés has participated in extensive interactions with large international companies, state companies, government ministries and other state agencies during business, licensor and contract negotiations. He coordinated engineering studies and contracts development for several projects in Trinidad & Tobago involving both international and state companies.

From 1993 to 1997 Mr. Duprés was the Divisional Manager of Marketing and Business Development for Petronin where he led the marketing and business development efforts of the company to increase procurement of crude oil and refinery sales arising out of a major refinery upgrading at Pointe-a-Pierre, Trinidad. Prior to that Mr. Duprés held the position of Divisional Manager of General Engineering and Technical Services for the Trinidad and Tobago Oil Company Ltd.

From 1980 to 1990 Mr. Duprés occupied the positions of Project Executive, Divisional Manager of Planning, Technology and Information Services and Divisional Manager of General Engineering for the Trinidad & Tobago Oil Company Ltd.

Between 1964 and 1975, Mr. Duprés worked for Esso Imperial Oil Company of Canada Ltd. at the refineries in Vancouver, British Columbia and Sarnia, Ontario as well as the company's head office in Toronto, Ontario where he was involved in process engineering, logistics, facilities planning, economic analysis and refinery scheduling.

Mr. Duprés has a Bachelor of Applied Sciences Degree in Chemical Engineering from the University of British Columbia and one year of his MBA degree at the University of Toronto.

There is no familial relationship among the three members of our management.

Conflicts of Interest

We believe that we have a potential conflict of interest with our President, Talal Yassin. The potential conflict arises because we owe Mr. Yassin a total of $80,173 which he is entitled to demand repayment of at any time. This amount consists of $22,500 paid by Mr. Yassin to acquire the 5% working interest in the Coalinga Nose Prospect. Mr. Yassin assigned this interest to us in exchange for a first promissory note payable to him in the amount of $22,500 plus interest. In addition, the total loan amount from Mr. Yassin to us consists of $49,560 that was paid by Mr. Yassin on our behalf in respect of our obligation to pay our proportionate share of costs on the Coalinga Nose Prospect project and to exercise our option in respect of that interest. This amount was paid in exchange for a second promissory note payable to Mr. Yassin in the amount of $49,560 plus interest. In addition, we have incurred professional and administrative expenses of $8,113 that were paid by Mr. Yassin on our behalf in exchange for two additional promissory notes in the respective amounts of $4,043 and $4,070 plus interest. Under the terms of the promissory notes Mr. Yassin is entitled to demand repayment at any time. Mr. Yassin does not intend to exercise the notes until we are in a position to repay the same without compromising our business operations. However, the potential conflict of interest exists because Mr. Yassin may need his money before we are in a position to repay it without compromising our business operations. Furthermore, there are no agreements with Mr. Yassin regarding the exercise of any of the notes and Mr. Yassin is entitled to exercise the notes at any time if he wishes. If Mr. Yassin demands repayment of the money owed to him before we are in a position to pay it this may harm our proposed business operations and new investors may lose their investment.

Please refer to "Risk Factor" number 17 at page 11.

Other than the above, we believe that none of our directors and officers will be subject to conflicts of interest other than their devotion of time to projects that do not involve us.

EXECUTIVE COMPENSATION

Summary Compensation

Mr. Yassin, our President and one of our directors, was compensated for his services in shares of common stock in the amount of $110,000. Mr. Stewart, our Secretary and one of our directors, was compensated for his services in shares of common stock also in the amount of $110,000. Mr. Duprés, our Chief Technical Officer and one of our directors, was compensated for his services in shares of common stock in the amount of $55,000. There are no plans to compensate our officers and directors in the near future, unless and until we begin to realize revenues and become profitable in our business operations.

On May 4, 2001 we entered into a consulting agreement with Mr. Stewart for his provision of legal advice and services in respect of this offering in exchange for the payment of $20,000 which is to be made on completion of this offering.

The following table sets forth the compensation paid to our officers and directors since our inception. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and all other compensation.

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name & Principal Position	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options/SARs	All LTIP Payments	Other Compensation
Talal Yassin, President, Treasurer and Chief Financial Officer	_	_	_	$110,000	_	_	_
Andrew B. Stewart, Secretary, Corporate Finance Officer	_	_	_	$110,000	_	_	_
Lawford Duprés, Chief Technical Officer	_	_	_	$55,000	_	_	_

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Option/SAR Grants

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs and freestanding SARs have been made to any executive officer or any director since our inception, accordingly, no stock options have been exercised by any of the officers or directors since we were founded.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, our stock price, or any other measure.

Compensation of Directors

We do not have any plans to pay our directors any money for their services as directors. Our directors receive compensation only in their capacity as officers or consultants, not for serving as members of the board of directors. The Board has not implemented a plan to award options.

On May 4, 2001 we entered into a consulting agreement with Mr. Stewart for his provision of legal advice and services in respect of this offering in exchange for the payment of $20,000 which is to be made on completion of this offering.

We do not expect to pay any cash salaries to our officers until such time as we generate sufficient revenues to do so.

Indemnification

Pursuant to the Restated Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, as amended, which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what such ownership will be, assuming completion of the sale of all shares in this offering. Shares will be sold on a best efforts basis only and it may be the case that less than all or even no shares will be sold in this offering. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name and Address of Beneficial Owner [1]	Number of Shares Before Offering	Number of Shares After Offering	Percentage of Ownership After Offering	Percentage of Ownership If No Shares Sold in the Offering
Talal Yassin 1325 Cammeray Rd. West Vancouver, BC Canada, V7S 2N2	2,000,000	2,000,000	28.57%	40%
Andrew B. Stewart 3301 - 1009 Expo Blvd. Vancouver, BC Canada, V6E 4P1	2,000,0000	2,000,000	28.57%	40%
Lawford Duprés 24 Westvale Ave. Glencoe Trinidad & Tobago, WI	1,000,000	1,000,000	14.29%	20%
All Officers and Directors as a Group (3)	5,000,000	2,500,000	71.43%	100%

[1] The persons named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his/its direct and indirect stock holdings. Messrs. Yassin, Stewart and Duprés are the only "promoters" of our company.

Future Sales by Existing Stockholders

A total of 5,000,000 shares of common stock were issued to the existing stockholders, all of which are "restricted securities," as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing one (1) year after their acquisition.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

have equal rateable rights to dividends from funds legally available if and when as and if declared by our board of directors;

are entitled to share rateably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Restated Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the maximum number of shares are sold, the present stockholders will own approximately 71.43% of our outstanding shares. If no shares are sold under the offering, the present stockholders will own 100% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Our common stock is defined as a "penny stock" under the Securities and Exchange Act of 1934, and its rules. Because we are a penny stock, you may be unable to resell our shares. Also, the Exchange Act and the penny stock rules impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors. As a result, fewer broker/dealers are willing to make a market in our stock and it may effect the level of news coverage you receive.

Stock Transfer Agent

Our stock transfer agent for our securities is The Nevada Agency And Trust Company, Suite 880 - West Liberty Street, Reno, Nevada, 89501 and its telephone number is (775) 322-0626.

CERTAIN TRANSACTIONS

We were incorporated in the State of Nevada on June 19, 2000 as Commerce Direct Inc. No business was ever commenced under the name Commerce Direct Inc. nor was the Initial List of Officers and Directors filed with the Nevada Secretary of State. On April 23, 2001 we changed our name from Commerce Direct Inc. to Geocom Resources Inc., filed our Initial List of Officers and Directors appointing our current management team, and commenced our operations.

On May 4, 2001~~,~~ we issued a total of 5,000,000 shares of restricted common stock to Talal Yassin, Andrew B. Stewart and Lawford Duprés, officers and directors of our company. This was accounted for as a compensation expense of $275,000 and cash of $2,500.

Since our inception, Mr. Yassin has advanced loans to us in the total sum of $80,173, which were used for organizational and start-up costs, legal and auditor fees, operating capital and for acquiring and exercising our participation option in respect of the Coalinga Nose Prospect. The loans bear interest at a rate of 10% per annum and have not been paid as of the date hereof. There are documents reflecting the loan but they are not due on any date certain. Mr. Yassin will accept repayment from us when money is available.

Since our inception, Mr. Stewart has provided us with legal advice and services for total sum of $20,000 which amount we have agreed to pay him on completion of this offering.

In the opinion of management, the terms of the above-described transactions were as favorable as those that could have been obtained in arms' length transactions with unaffiliated third parties.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

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Our financial statements for the period from inception to June 30, 2001, included in this prospectus have been audited by Davidson & Company, Independent Certified Public Accountants, address, as set forth in their report included in this prospectus.

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LEGAL MATTERS

The validity of the common stock offered hereby and certain legal matters have been passed on by Sutton Law Center, a Professional Corporation, Reno, Nevada.

The validity of certain legal matters have also been passed on by Andrew B. Stewart, the Secretary and a Director of the Company, in his capacity as a practicing corporate and securities law attorney.

FINANCIAL STATEMENTS

Our fiscal year end is June 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by an Independent Certified Public Accountant.

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Our audited financial statement from inception to June 30, 2001 immediately follows:

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GEOCOM RESOURCES INC.

(formerly Commerce Direct Inc.)

(An Exploration Stage Company)

FINANCIAL STATEMENTS

JUNE 30, 2001

INDEPENDENT AUDITORS' REPORT

To the Stockholders and Directors of

Geocom Resources Inc.

(formerly Commerce Direct Inc.)

We have audited the accompanying balance sheet of Geocom Resources Inc. (formerly Commerce Direct Inc.) as at June 30, 2001 and the related statement of operations, stockholders' equity and cash flows for the period from date of incorporation on June 19, 2000 to June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of Geocom Resources Inc. (formerly Commerce Direct Inc.) as at June 30, 2001 and the results of its operations and its cash flows for the period from date of incorporation on June 19, 2000 to June 30, 2001, in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Geocom Resources Inc. (formerly Commerce Direct Inc.) will continue as a going concern. The Company is in the exploration stage and does not have the necessary working capital for its planned activity which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

"DAVIDSON & COMPANY"
Vancouver, Canada	Chartered Accountants

September 11, 2001

A Member of SC INTERNATIONAL

1200 - 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, BC, Canada, V7Y 1G6

Telephone (604) 687-0947 Fax (604) 687-6172

GEOCOM RESOURCES INC.
(formerly Commerce Direct Inc.)
(An Exploration Stage Company)
BALANCE SHEET
(Expressed in U.S. dollars)
AS AT JUNE 30, 2001

ASSETS

Current
Cash		$ 1,713

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable and accrued liabilities		$ 4,231
Notes payable (Note 5)		72,060
Due to related party (Note 8)		24,070

		100,361

Stockholders' equity
Capital stock (Note 6)
Authorized
100,000,000	common shares with a par value of $0.00001

Issued and outstanding
5,000,000	common shares with a par value of $0.00001	50
Additional paid in capital		277,450
Deficit accumulated during the exploration stage		(376,148)

		(98,648)

Total liabilities and stockholders' equity		$ 1,713

The accompanying notes are an integral part of these financial statements.

GEOCOM RESOURCES INC.

(formerly Commerce Direct Inc.)

(An Exploration Stage Company)

STATEMENT OF OPERATIONS

(Expressed in U.S. dollars)

Period From Date of Incorporation on June 19, 2000 to June 30, 2001

EXPENSES
Accounting fees	$ 2,000
Acquisition of oil and gas working interest	72,060
Consulting fees	20,000
Executive compensation	275,000
Filing fees	235
Interest expense	188
Legal fees	3,000
Office and miscellaneous	715
Rent	1,400
Transfer agent fees	1,550

Loss for the period	$ (376,148)

Basic and diluted loss per share	$ (0.08)

Weighted average number of shares outstanding	5,000,000

The accompanying notes are an integral part of these financial statements.

GEOCOM RESOURCES INC.

(formerly Commerce Direct Inc.)

(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY

(Expressed in U.S. dollars)

	Common Stock		Additional	Deficit Accumulated During the	Total
	Shares	Amount	Paid in Capital	Exploration Stage	Stockholders Equity

Balance, June 19, 2000	-	$ -	$ -	$ -	$ -

Capital stock issued for cash	2,500,000	25	2,475	-	2,500

Capital stock issued for services	2,500,000	25	274,975	-	275,000

Loss for the period	-	-	-	(376,148)	(376,148)

Balance, June 30, 2001	5,000,000	$ 50	$ 277,450	$ (376,148)	$ (98,648)

The accompanying notes are an integral part of these financial statements.

GEOCOM RESOURCES INC.

(formerly Commerce Direct Inc.)

(An Exploration Stage Company)

STATEMENT OF CASH FLOWS

(Expressed in U.S. dollars)

Period From Date of Incorporation on June 19, 2000 to June 30, 2001
CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period	$ (376,148)
Items not affecting cash:
Shares issued for services	275,000
Acquisition of oil and gas working interest	72,060

Changes in non-cash working capital items
Increase in accounts payable and accrued liabilities	4,231
Increase in due to related party	24,070

Net cash used in operating activities	(787)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of capital stock	2,500
Net cash provided by financing activities	2,500
Change in cash position during the period	1,713
Cash position, beginning of the period	-
Cash position, end of the period	$ 1,713
Supplemental disclosure with respect to cash flows:
Cash paid for income taxes	$ -
Cash paid for interest	-

Supplemental disclosure of non-cash investing and financing activities:
Common shares issued for services	$ 275,000
Expenses paid by related party on behalf of the Company	4,070
Note payable accrued for acquisition of oil and gas working interests	72,060

The accompanying notes are an integral part of these financial statements.

GEOCOM RESOURCES INC.

(formerly Commerce Direct Inc.)

(An Exploration Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

JUNE 30, 2001

1. ORGANIZATION OF THE COMPANY

The Company was incorporated on June 19, 2000 under the laws of Nevada to engage in any lawful business or activity for which corporations may be organized under the laws of the State of Nevada.

The Company changed its name from Commerce Direct Inc., filed its Initial List of Directors and Officers, and commenced operations on April 23, 2001. The Company's fiscal year end is June 30.

The Company entered the exploration stage in accordance with Statement of Financial Accounting Standards ("SFAS") No. 7 on June 19, 2000. The Company plans to pursue opportunities in the oil and natural gas industry. Operations since incorporation consisted primarily of obtaining capital contributions by the initial investors and activities regarding the registration of the offering with the United States Securities and Exchange Commission.

2. GOING CONCERN

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has no current source of revenue. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. The Company's management plans on raising cash from sources other than the sale of minerals found on their property on an as needed basis and in the longer term, revenues from the acquisition, exploration and development of oil and natural gas interests, if found. The Company's ability to continue as a going concern is dependent on these additional cash financings, and, ultimately, upon achieving profitable operations through the development of oil and natural gas interests.

June 30, 2001

Deficit accumulated during the exploration stage	$ (376,148)
Working capital deficiency	(98,648)

GEOCOM RESOURCES INC.

(formerly Commerce Direct Inc.)

(An Exploration Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

JUNE 30, 2001

3. SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the year. Actual results could differ from these estimates.

Financial instruments

The Company's financial instruments consist of cash, accounts payable and accrued liabilities, due to related party and notes payable. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

The fair value of the amounts due to related parties is not determinable as they have no repayment terms.

Loss per share

In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share". Under SFAS 128, basic and diluted earnings per share are to be presented. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the period. Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive common shares.

Income taxes

Income taxes are provided in accordance with SFAS 109, "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expenses (benefit) result from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

GEOCOM RESOURCES INC.

(formerly Commerce Direct Inc.)

(An Exploration Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

JUNE 30, 2001

3. SIGNIFICANT ACCOUNTING POLICIES (cont'd.....)

Accounting for derivative instruments and hedging activities

In September 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS 137 and 138 to defer the effective date of SFAS 133 to fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not anticipate that the adoption of the statement will have a significant impact on its financial statements.

Oil and gas properties

The Company has adopted the "successful efforts" method of accounting for its oil and gas exploration and development activities, as set forth in SFAS No. 19, as amended, issued by the FASB. However, due to the Company's current nascent status, the successful efforts accounting policies disclosed thereof are not applicable.

The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (the Statement). The Statement specifies when an impairment loss should be recognized and how impairment losses should be measured for long-lived assets to be held and used and for long-lived assets to be disposed of. In accordance with the Statement, the costs of proved oil and gas properties and equipment are periodically assessed on a lease by lease basis to determine if such costs exceed undiscounted future cash flows, and if conditions warrant an impairment reserve will be provided based on the estimated future discounted cash flows.

The Company currently has no long-lived assets and that SFAS 121 is not applicable at the current time.

Disclosure about segments of an enterprise and related information

SFAS 131, " Disclosure About Segments of an Enterprise and Related information" requires use of the management approach model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reporting segments are based on products and services, geography, legal structure, management structure, or any other manner in which the management disaggregates a company. Currently, SFAS 131 has no effect on the Company's financial statements as substantially all of the Company's operations are conducted in one industry segment in the United States of America.

GEOCOM RESOURCES INC.

(formerly Commerce Direct Inc.)

(An Exploration Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

JUNE 30, 2001

4. OIL AND NATURAL GAS PROPERTIES

The Company's current project is its option in respect of the Coalinga Nose Prospect. The project involves Greka, AM, Inc. ("Greka"), Nahama Natural Gas Company ("Nahama") and George Froley ("Froley") who are the owners of the oil and gas leases covering the lands in Fresno County, California. On January 1, 2001, Production Specialties Co. ("Production") entered into a joint operating agreement with Greka, Nahama and Froley whereby Production obtained a 100% working interest and a 100% net revenue interest less applicable landowner royalties covering the prospect. Production then entered into a letter agreement dated March 19, 2001 with Brothers Oil and Gas Inc. ("Brothers") and Olympic Resources (Arizona) Ltd. ("Olympic") whereby Production farmed out to Brothers and Olympic 100% of Production's interest in the prospect. Brothers then offered a director of the Company, an option to participate in a 5% working interest in the farmout described above.

On May 4, 2001, the director assigned to the Company his right, title and interest in the option agreement between himself and Brothers for consideration of a promissory note in the amount of $22,500. Pursuant to the terms of the participation agreement, a final payment of $49,560 would be made on behalf of the Company by the director in exchange for a second promissory note of which amount would exercise the option. Both promissory notes are subject to certain terms and conditions (Note 5). The agreement between Brothers and the Company provides that the Company as an optionee under the participation option, would earn the following:

a) On the Block 1 leases, the net revenues to the Company will be 5% of the 74% net revenue before payout of all parties' working interest expenditures, or 3.75%. After payout the Company's net interest will be 5% of the 56.25% net revenue after payout of all parties working interest expenditures, or 2.815%. On subsequent wells on Block 1, the net revenues to the Company will be 5% of 56.25% before and after payout, or 2.815%.

b) On Block 2 leases, the net revenues to the Company will be 5% of the 50% net revenue before payout of all parties working interest expenditures, or 2.5%. After payout the Company's net interest will be 5% of the 37.5% net revenue after payout of all working interest expenditures, or 1.875%.

The Company is obligated to pay its proportionate share of costs with respect to its 5% working interest.

5. NOTES PAYABLE

During the period ended June 30, 2001, the Company has issued two promissory notes to a director of the Company in the amounts of $22,500 and $49,560. Each promissory note is payable on demand to or to the order of the director and bears interest at the rate of 10% per annum. If the Company fails to pay on demand, any payment of the sum, the balance of the principal sum on the promissory note shall become immediately due and payable.

GEOCOM RESOURCES INC.

(formerly Commerce Direct Inc.)

(An Exploration Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

JUNE 30, 2001

6. CAPITAL STOCK

The Company's authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.00001 per share. All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one non-cumulative vote per share in all matters to be voted upon by shareholders. The shares of common stock have no pre-emptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Holders of the common stock are entitled to equal rateable rights to dividends and distributions with respect to the common stock, as may be declared by the Board of Directors out of funds legally available.

On April 30, 2001, the Company issued 2,500,000 shares of common stock for $2,500 cash.

On April 30, 2001, the Company issued 2,500,000 shares of common stock for services at an agreed value of $275,000.

Proposed public offering of common stock

The Company is preparing a Form SB-2 registration statement with the United States Securities and Exchange Commission with an offer for sale of up to 2,000,000 common shares at a price of $0.10 per share.

7. INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

Period Ended June 30, 2001

Loss before income taxes	$ (376,148)

Income taxes at statutory rate of 34%	$ (127,890)

Unrecognized tax benefits of losses and temporary differences	127,890

Total income taxes	$ -

GEOCOM RESOURCES INC.

(formerly Commerce Direct Inc.)

(An Exploration Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

JUNE 30, 2001

7. INCOME TAXES (cont'd)

The Company's total deferred tax asset is as follows:

Period Ended June 30, 2001

Tax benefit of net operating loss carryforward	$ 127,890

Valuation allowance	(127,890)

$ -

The Company has a net operating loss carryforward of approximately $376,000 as at June 30, 2001, which if not used, will expire commencing in 2021. The Company has provided a full valuation allowance on the deferred tax asset because of the uncertainty regarding realizability.

8. RELATED PARTY TRANSACTIONS

During the period ended June 30, 2001, the Company entered into an assignment agreement with a director of the Company to acquire his option to participate in a 5% working interest in a farmout/participation agreement for an oil and natural gas exploration project in respect of certain oil and gas leases in the state of California (Note 4). The option was acquired in exchange for a promissory note dated May 4, 2001, issued by the Company to the director in the amount of $22,500 plus interest.

Pursuant to the option agreement between Brothers and the Company, payment of a final $49,560 to exercise the option was made to Brothers. The amount was paid on behalf of the Company by a director in exchange for a promissory note dated May 25, 2001, in the amount of $49,560 plus interest.

In addition, the Company incurred professional and administrative expenses of $4,070 which were paid on behalf of the Company by a director.

During the period, the Company entered into a consulting agreement with a director and officer of the Company. Pursuant to this agreement, the Company has retained the services of the director for the provision of legal advice and services in assisting the Company to obtain a quotation of its securities on the Over-The-Counter Bulletin Board in the United States. The Company shall compensate the director by paying him a total of $20,000 on the completion of a public offering of the Company made pursuant to an SB-2 Registration Statement.

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PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1. Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

2. Article XI of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

3. Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$ 100.00
Printing Expenses	$ 7,000.00
Accounting Fees and Expenses	$ 5,000.00
Legal & Consulting Fees/Expenses	$23,000.00
Blue Sky Fees/Expenses	$ 5,000.00
Transfer Agent Fees	$ 3,500.00
Miscellaneous Expenses	$ 6,400.00
TOTAL	$50,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Talal Yassin 1325 Cammeray Rd. West Vancouver, BC Canada, V7S 2N2	May 4, 2001	2,000,000	Services and $1,000 cash
Andrew B. Stewart 3301 - 1009 Expo Blvd. Vancouver, BC Canada, V6Z 2V9	May 4, 2001	2,000,000	Services and $1,000 cash
Lawford Duprés 24 Westvale Ave. Glencoe Trinidad & Tobago, WI	May 4, 2001	1,000,000	Services and $500 cash

We issued the foregoing restricted shares of common stock to Messrs. Yassin, Stewart and Duprés pursuant to Section 4(2) of the Securities Act of 1933. Messrs. Yassin, Stewart and Duprés are sophisticated investors, are officers and directors of the company, and where in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

ITEM 27. EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation K.

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Exhibit No.	Document Description
* 3.1	Articles of Incorporation.
* 3.2	Bylaws.
* 4.1	Specimen Stock Certificate.
** 4.1.1	Specimen Stock Certificate, as amended.
* 5.1	Opinion of Skinner, Sutton, Watson & Rounds, P.C., regarding the legality of the Securities being registered.
** 5.1.1	Opinion of Sutton Law Center, P.C., regarding the legality of the Securities being registered.
*** 5.1.2	Opinion of Sutton Law Center, P.C., regarding the legality of the Securities being registered.
5.1.3	Opinion of Sutton Law Center, P.C., regarding the legality of the Securities being registered.
* 10.1	Participation Agreement
** 10.1.1	Participation Agreement, as executed
* 10.2	Cash Call No.2
* 10.3	Assignment Agreement
* 23.1	Consent of Davidson & Company, Certified Public Accountants.
** 23.1.1	Consent of Davidson & Company, Certified Public Accountants.
*** 23.1.2	Consent of Davidson & Company, Certified Public Accountants.
23.1.3	Consent of Davidson & Company, Certified Public Accountants.
* 23.2	Consent of Skinner, Sutton, Watson & Rounds, P.C., (included in Exhibit 5.1)
** 23.2.1	Consent of Sutton Law Center (included in Exhibit 5.1.1)
*** 23.2.2	Consent of Sutton Law Center (included in Exhibit 5.1.2)
23.2.3	Consent of Sutton Law Center (included in Exhibit 5.1.3)
* 99.1	Subscription Agreement.
**99.2	Notice of Proposed Registered Offering.
*** 99.2.1	Notice of Proposed Registered Offering.
**99.3	Proposed Form of Advertisement for Registered Offering.
**99.4	Initial List of Officers, Directors and Resident Agent of Commerce Direct, Inc.
**99.5	Promissory Note dated May 4, 2001.
**99.6	Promissory Note dated May 25, 2001.

*    Previously filed as an exhibit to our Form SB-2, filed June 7, 2001.
**  Previously filed as an exhibit to our Form SB-2 Amendment No.1, filed August 2, 2001.
*** Previously filed as an Exhibit to our Form SB-2 Amendment No. 2, filed September 5, 2001.

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ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

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Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 1st day of October, 2001.

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GEOCOM RESOURCES INC.

BY:  /s/ Talal Yasin

Talal Yassin, President

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Talal Yassin, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

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Signature	Title	Date
/s/ Talal Yassin______________ Talal Yassin	President, Treasurer, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and member of Board of Directors	October 1, 2001
/s/ Andrew B. Stewart________ Andrew B. Stewart	Secretary, Corporate Finance Officer and member of Board of Directors	October 1, 2001
/s/ Lawford Duprés__________ Lawford Duprés	Chief Technical Officer and member of Board of Directors	October 1, 2001

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EXHIBIT 5.1.3

SUTTON LAW CENTER, P.C.
LETTERHEAD

September 28, 2001

VIA FED-EX

The Board of Directors
Geocom Resources, Inc.
1030 West Georgia Street, #1208
Vancouver, BC
V6E 2Y3

Re: Registration Statement on Form SB-2 as filed on June 7, 2001
(Registration No. 333-62484), as amended and filed August 2, 2001 as amended and re-filed September 5, 2001, and as amended and to be filed September 28, 2001

Ladies and Gentlemen:

We have acted as your counsel in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the sale by Geocom Resources, Inc., a Nevada corporation (the "Company"), of an aggregate of 2,000,000 shares of the Company's common stock, par value $0.00001 per share (the "Common Stock" or the "Shares") (the "Offering").

This opinion is delivered in accordance with the requirements of Items 601(b)(5) and (23) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the registration statement on Form SB-2, relating to the Shares, filed with the Securities and Exchange Commission (the "Commission") under the Securities Act on June 7, 2001 (Registration No. 333-62484) (together with all exhibits thereto, the "Registration Statement"), (ii) the first amended Registration Statement filed on August 2, 2001 (the "First Amended Registration Statement"), (iii) the second amended Registration Statement filed on September 5, 2001 (the "Second Amended Registration Statement"), (iv) and the third amended Registration Statement to be re-filed on September 28, 2001, (v) the Charter of the Company, as amended, (vi) the Articles of Incorporation of the Company in effect as of the date hereof (vii) the Bylaws of the Company in effect as of the date hereof, (viii) resolutions of the Board of Directors of the Company relating to the issuance and sale of the Shares, the filing of the Registration Statement, adopted at a meeting on May 4, 2001, and (ix) a specimen of the certificates representing the Shares. We have also examined such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In rendering this opinion, we have relied upon our review of documentation representing the transactions involving the transfer of the shares and certain other applicable documents pertaining to the status of the Company and its common stock that were furnished to us by the Company. We have also received oral representations made by certain officers and affiliates of the Company.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Members of our firm working with respect to the Company are admitted to the practice of law in the State of Nevada and the State of California and to practice federal law of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued by the Company in the Offering, described in the Registration Statement and the Amended Registration Statement, have been duly and validly authorized for issuance, and, upon issuance and delivery of the Shares, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1.3 to Form SB-2, and its incorporation by reference as an exhibit to the Amended Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date first written above. This law firm expressly disclaims any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify this opinion. This opinion is expressly limited to the matters stated herein, and this law firm makes no opinion, express or implied, as to any other matters relating to the Company or its securities.

Very truly yours,

/s/ sutton law center

SUTTON LAW CENTER

EXHIBIT 23.1.3

DAVIDSON & COMPANY, Chartered Accountants
A Partnership of Incorporated Professionals

September 25, 2001

Geocom Resources Inc.
1208 - 1030 West Georgia Street
Vancouver, BC
V6E 2Y3

Re: Form SB-2

Dear Sirs:

We refer to the Form SB-2 Registration Statement of Geocom Resources Inc. (the "Company") filed pursuant to the Securities Exchange Act of 1933, as amended.

We conducted an audit of the Company's financial statements and have provided an audit report dated September 11, 2001 in connection with the preparation of the Form SB-2. We hereby consent to the filing of our audit report as part of the aforementioned Registration Statement.

/s/ DAVIDSON & COMPANY

Vancouver, Canada	Chartered Accountants